Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-158308 on Form S-3 and Registration Statements No. 333-58298, No. 333-129152, No. 333-147448, No. 333-161459 and No. 333-168588 on Form S-8 of our reports dated February 25, 2011 relating to the consolidated financial statements and consolidated financial statement schedule of Orient-Express Hotels Ltd. and subsidiaries and the effectiveness of Orient-Express Hotels Ltd. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orient-Express Hotels Ltd. and subsidiaries for the year ended December 31, 2010.

/s/ Deloitte LLP

London, England
February 25, 2011